Exhibit 10.1

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of             , 2020, by and between PDL BioPharma, Inc., a Delaware corporation (“PDL”) and LENSAR, Inc., a Delaware corporation (“LENSAR”). PDL and LENSAR are referred to herein individually as a “Party”, and collectively as the “Parties.”

R E C I T A L S

WHEREAS, PDL and LENSAR have entered into that certain Separation and Distribution Agreement, dated             , 2020 (the “Separation Agreement”), pursuant to which the business of LENSAR and the LENSAR Subsidiaries (the “Acquired Business”) will be separated from the remaining businesses of PDL (the “Retained Business”); and

WHEREAS, to facilitate the transactions contemplated by the Separation Agreement, the Parties deem it to be appropriate and in their best interests that each Party and its Affiliates provide certain services to the other Party on a transitional basis pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. With respect to any Service (as defined below), the Party that is, or whose Subsidiary is, receiving such Service is referred to as the “Recipient” and the Party providing such Service is referred to as the “Provider.” The Acquired Business or the Retained Business may sometimes be referred to herein as the applicable Recipient’s “Business.” Other capitalized terms used but not defined herein shall have the meanings assigned thereto in the Separation Agreement. In the case of capitalized terms defined herein by definitions inconsistent with the definitions ascribed to such terms in the Separation Agreement, the definitions provided herein shall control for the purposes of this Agreement.

ARTICLE II

SERVICES

Section 2.1 Transition Services.

(a) On the terms and subject to the conditions of this Agreement, PDL shall provide the transition services to the Acquired Business as set forth in Exhibit A and LENSAR shall provide the transition services to the Retained Business as set forth in Exhibit B (collectively, the “Transition Services”).

(b) The Transition Services provided under this Agreement will be provided at a substantially similar level (type, frequency, quality, timeliness) and in a substantially similar manner as such services were performed by the Retained Business for the benefit of the

Acquired Business or by the Acquired Business for the benefit of the Retained Business, in each case over the twelve (12) month period immediately prior to the Distribution Date (the “Reference Period”).

(c) Provider may perform its obligations through its Affiliates and/or Persons that are unaffiliated with any Party (each, a “Third Party”); provided that Provider shall not be relieved of its obligations under this Agreement by use of such Affiliates and/or Third Parties and shall be responsible for compliance with the terms hereof by such Affiliates and/or Third Parties.

(d) Without limiting Provider’s obligations pursuant to Section 2.1(b) or otherwise under this Agreement, Recipient acknowledges that Provider may be providing similar services and/or services that involve the same resources as those used to provide the Transition Services to its other businesses, Affiliates and/or Third Parties.

(e) Provider may suspend any or all of the Transition Services to the extent and for the period it determines in good faith that the provision of such Transition Service(s) hereunder would violate any Law applicable to Provider. If Provider becomes aware of any such actual or potential violation, Provider shall promptly notify Recipient in writing of such violation and the Parties shall work together in good faith to seek and implement a reasonable alternative arrangement that resolves such violation, including provision of the applicable Transition Service through a Third Party. For the avoidance of doubt, Recipient shall not be obligated to pay any Fees (as defined below) or costs in connection with any such suspended Transition Services during the period such services are not provided (other than Fees and reimbursable costs owed for such Transition Services rendered by but not paid for prior to such suspension).

(f) Recipient acknowledges and agrees that Provider is not in the business of providing services and that the Transition Services will be provided by Provider to Recipient in connection with, and in order to facilitate, the Spin-Off. This Agreement is not intended by the Parties to have Provider manage and operate the Recipient’s Business or to have any fiduciary duties with respect to Recipient or the Recipient’s Business.

Section 2.2 Omitted Transition Services. If Recipient reasonably determines that there are additional services that were provided by Provider to the Recipient’s Business during the Reference Period and are necessary to conduct the Recipient’s Business but were not included in the Transition Services set forth in Exhibit A or Exhibit B, as applicable (each such service an “Omitted Transition Service”), then Recipient may provide written notice thereof to Provider requesting such additional services. Upon receipt of such a notice by Provider, the Parties shall negotiate in good faith an amendment to Exhibit A or Exhibit B, as applicable, setting forth the Omitted Transition Service, the terms and conditions for the provision of such Omitted Transition Service, the duration for such Omitted Transition Service, and the Fees payable by Recipient for such Omitted Transition Service, all of which shall be commercially reasonable and pursuant to which such Omitted Transition Service shall become a “Transition Service” for all purposes of this Agreement.

Section 2.3 Additional Services. Recipient may request that Provider provide any additional service that does not qualify as an Omitted Transition Service (each, an “Additional Service”), provided that the Provider shall have no obligation to provide such Additional Service and, if Provider tentatively agrees to provide such Additional Service, such service shall be conditioned on the Parties reaching mutual agreement with respect to the terms and conditions for the provision of such Additional Service (including the duration) and the Fees payable by Recipient for such service. If the Parties mutually agree on such terms and conditions and Fees, such Additional Service shall become a “Transition Service” for all purposes of this Agreement.

Section 2.4 Consents.

(a) At Recipient’s sole cost and expense, Provider and Recipient shall, and Provider shall cause its Affiliates to, cooperate and exercise commercially reasonable efforts to obtain (i) all consents, approvals or authorizations (the “Consents”) for any necessary software or other Intellectual Property that is not owned by Provider or its Affiliates or otherwise not allowed to be used by or transferred to unaffiliated entities and is related to the provision of the Transition Services sufficient to enable Provider, its Affiliate or a Third Party to perform the Transition Services in accordance with this Agreement and (ii) all other Consents to allow Provider to provide the Transition Services and to allow Recipient to access and use the Transition Services (collectively, the “Required Consents”).

(b) In the event that any Required Consent is not obtained, then, unless and until such Required Consent is obtained, the Parties shall cooperate with each other in achieving a reasonable alternative arrangement for Recipient to continue to operate the Recipient’s Business and for Provider to perform Transition Services (if possible), in each case, in a manner that does not increase the costs to Provider in providing such Transition Services. Any cost or expense incurred in connection with obtaining a Required Consent or achieving a reasonable alternative arrangement shall be the responsibility of Recipient.

Section 2.5 Standard for Transition Services. In addition to the standards set forth in Section 2.1(b), Provider shall at all times perform the Transition Services with reasonable care and in compliance with applicable Laws in all material respects.

Section 2.6 Provision of Services.

(a) Employment and Supervision. Provider shall have the sole responsibility to employ, pay, supervise, direct and discharge all of its personnel, and to supervise and direct its Affiliates and Third Parties, used in its provision of Transition Services hereunder. Provider shall be solely responsible for the payment of all employee benefits and any other direct and indirect compensation for any of its personnel assigned to perform services under this Agreement, as well as such personnel’s worker’s compensation insurance, employment taxes and other employer liabilities relating to such personnel as required by Law.

(b) Independence. Each of Provider and Recipient acknowledges that they are separate entities, each of which has entered into this Agreement for independent business reasons. Provider shall be an independent contractor in connection with the performance of Transition Services hereunder for any and all purposes (including federal or state tax purposes), and the employees performing Transition Services in connection herewith shall not be deemed to be employees or agents of Recipient and nothing contained herein shall be deemed to create a joint venture or partnership.

Section 2.7 Cooperation. During the Service Term (as defined below), the Parties shall, and shall cause each of their agents and representatives to, cooperate with each other in good faith (i) in the performance of the Transition Services and the Parties’ respective obligations under this Agreement and (ii) to facilitate an orderly and efficient transition of services, processes and functions as contemplated in this Agreement, and in each case in a manner consistent with the intent of this Agreement and without undue burden on any Party or interference with its business.

Section 2.8 Service Interruption. Upon reasonable written notice to Recipient, Provider shall have the right to temporarily interrupt the provision of Transition Services for routine or emergency maintenance purposes whenever it is the commercially reasonable judgment of Provider that such action is desirable or necessary so long as such maintenance is consistent with Provider’s policies and standards applicable to provision of similar services to Provider’s own businesses. If maintenance is non-scheduled, with respect to Transition Services provided by Provider, Provider shall notify Recipient as far in advance as reasonably practicable under the circumstances that maintenance is required. Notwithstanding the foregoing, Recipient acknowledges and agrees that there may be some circumstances in which advance notice is not practicable, such as in the case of emergency or unanticipated failure. In such case, Provider shall be relieved of its obligations to provide Transition Services only for the period of time that the relevant facilities or systems are so shut down. Provider shall use commercially reasonable efforts to minimize each period of shut down and to schedule, to the extent reasonably practicable under the circumstances, such period of shut down so as to not materially inconvenience or disrupt the conduct of the Recipient’s business. Provider shall consult with Recipient prior to temporary shut downs to the extent reasonably practicable or, if not reasonably practicable, promptly thereafter. This Section 2.8 shall not be applicable to any event that constitutes a Force Majeure Event, which is governed by Section 2.9.

Section 2.9 Force Majeure.

(a) If Provider is prevented from or delayed in complying, either totally or in part, with any of the terms or provisions of this Agreement for any reason beyond its reasonable control, including acts of God, acts of war, terrorism or any public enemy, earthquake, fire, flood, natural disaster, epidemic or pandemic, Laws or any judgment, decree, injunction or order of any Governmental Authority (a “Force Majeure Event”), then upon notice to Recipient, which shall be provided as promptly as practicable under the circumstances, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and Provider shall not have any liability to any Person in connection therewith with respect to such period. Provider shall use commercially reasonable efforts to promptly remove such disability as soon as reasonably possible and shall use commercially reasonable efforts to provide the Transition Services during such period of disability; provided, however, that nothing in this Section 2.9 will be construed to require the settlement of any strike, walkout, lockout, other labor dispute or any other claim or litigation on terms which, in the reasonable judgment of Provider, are contrary to its interest. It is understood that the settlement of a strike, walkout, lockout, other labor dispute or any other claim or litigation will be entirely within the discretion of Provider. If Provider is unable to provide any of the Transition Services due to such a disability, the Parties shall use commercially reasonable efforts to cooperatively seek a solution that is mutually satisfactory.

(b) Notwithstanding anything in this Agreement to the contrary, the obligation of Provider to resume performance of its obligations hereunder pursuant to this Section 2.9 shall cease to be in effect to the extent and for the period that Recipient has acquired such Transition Services from an alternate source pursuant to this Section 2.9. Recipient shall be free to acquire such Transition Services from an alternate source, at Recipient’s sole cost and expense, and without liability to Provider, for the period and to the extent reasonably necessitated by such non-performance and during the continuation of any agreement entered into with the provider of such Transition Service, and for that period that such Transition Service is provided by an alternate source, Provider shall have no obligation to provide such Transition Service to Recipient. For the avoidance of doubt, Recipient shall not be obligated to pay Provider for such Transition Services during the period when Provider is not providing itself, or through an Affiliate or Third Party, such Transition Services.

Section 2.10 Obligations. The provision of Transition Services hereunder is subject to the following:

(a) Recipient shall not resell, assign or subcontract any of the Transition Services to any Person whatsoever or permit the use of the Transition Services by any other Person;

(b) Provider shall not be liable for any action or inaction taken or omitted to be taken by it, its Affiliate or a Third Party pursuant to, and in accordance with, instructions received from Recipient;

(c) Provider may refuse to take any action requested by Recipient if it is not an action required to be taken under this Agreement, and any services provided beyond the scope of the Transition Services shall be billed on such basis as the Parties may mutually agree in accordance with this Agreement;

(d) Provider shall have no obligation to perform any Transition Service to the extent that performing such Transition Service is dependent upon, or otherwise requires, Recipient to perform some service, operation or function prior to Provider performing any such Transition Service unless Recipient shall have, in fact, prior to when Provider is required to perform such Transition Service, performed such other service, operation or function consistent with commercially reasonable business practices;

(e) the Parties shall, during the term of this Agreement, comply with any applicable Law relating to the Transition Services;

(f) In no event shall Provider be obligated under this Agreement to maintain the employment of any specific employee or acquire any additional equipment, software or other resources;

(g) the Parties shall not, and shall cause their respective employees not to, break, bypass or circumvent, or attempt to break, bypass or circumvent any security system of any Party hereunder or obtain access to any program or data other than that to which access has been specifically granted; and

(h) the Parties shall, and shall cause their respective Representatives and employees to, at all times comply with all physical and technological security rules, policies and procedures of Provider and Recipient, as applicable.

Section 2.11 Modifications. Provider shall have the right to reasonably supplement, modify, substitute or otherwise alter any of the Transition Services from time to time in a manner consistent with supplements, modifications, substitutions or alterations made for similar services provided or otherwise made available by Provider to itself or its Affiliates; provided that the standard set forth in Section 2.1(b) shall not be materially decreased as a result of such supplements, modifications, substitutions or alterations.

ARTICLE III

FEES AND PAYMENT

Section 3.1 Fees and Out-of-Pocket Costs. During the Service Term for any Transition Service, the fees payable by Recipient for such Transition Service (the “Fees”) shall be as set forth on Exhibit A or Exhibit B, as applicable. In the event that Purchaser or any of its Affiliates or Third Party service providers incur reasonable and documented out-of-pocket expenses in the provision of any Transition Service, including, without limitation, license fees, postage or overnight delivery costs, and pre-approved travel expenses, Recipient shall reimburse Provider for all such costs and expenses.

Section 3.2 Invoice and Payment. Provider shall invoice Recipient for amounts due hereunder on a monthly basis, and amounts due hereunder shall be paid by Recipient within thirty (30) days of receipt of the applicable invoice.

Section 3.3 Disputes and Resolution. Recipient shall promptly notify Provider in writing of any amounts billed to it that are in dispute. Upon receipt of such notice, Provider shall research the items in question in a reasonably prompt manner and cooperate with Recipient to resolve any such dispute. Any such dispute shall not relieve Recipient of the obligation to make prompt payment according to the mechanism described in this Article III for any undisputed amounts. In the event that the Parties agree that any amount that was paid by Recipient was not properly owed, Provider shall refund that amount within thirty (30) days of such agreement.

Section 3.4 Taxes. To the extent required by applicable Law, there shall be added to any Fees due under this Agreement, and included on the applicable invoice, and Recipient agrees to pay to Provider, amounts equal to any Taxes, however designated or levied, based upon such Fees, or upon this Agreement or the Transition Services or materials provided under this Agreement, or their use, as provided by Provider to Recipient hereunder (collectively, “Service Taxes”). Provider agrees to pay any such amounts received by it with respect to any Service Taxes to the appropriate Governmental Authority plus any interest and penalty that may be imposed as the result of Provider not remitting such Service Taxes in a timely manner. In the event any Service Taxes based upon services provided by Provider are not added to an invoice from Provider, Recipient shall be responsible, as applicable, to remit to the appropriate Governmental Authority any additional amounts due including Service Tax, interest and penalty (if the penalty is imposed as a result of Recipient’s payment failure or delay to make payment). If additional amounts are determined to be due on the Transition Services provided to Recipient hereunder as a result of an audit by a Tax jurisdiction, Recipient agrees to reimburse Provider for any additional Tax due, including any interest or penalties (if a penalty or interest is imposed as a result of Recipient’s failure or delay to make payment), unless Recipient has already paid such Tax, interest or penalty itself. The Parties shall use commercially reasonable efforts to cooperate to the extent necessary to obtain any exemption relating to, or reduced rate of, deduction or withholding for or on account of any Taxes. If any Taxes are required to be deducted or withheld from any payments made by Recipient to Provider hereunder, then Recipient shall (i) withhold or deduct the required amount and promptly pay such Taxes to the applicable Tax authority, and (ii) pay additional amounts to Provider so that the net amount actually received by Provider after such withholding or deduction of Tax is equal to the amount that Provider would have received had no such withholding or deduction been required. The Parties further agree that no Party shall be required to pay any franchise Taxes, Taxes based on the net income of the other Party or personal property Taxes on property owned or leased by a Party.

Section 3.5 No Right of Set-Off. Neither Party shall have any right under this Agreement to offset any amounts owed (or to become due and owing) to the other Party, whether under this Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other Party.

ARTICLE IV

DISCLAIMER AND LIMITATION OF LIABILITY

Section 4.1 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSITION SERVICES TO BE PROVIDED OR RECEIVED BY IT OR OTHERWISE WITH RESPECT TO THIS AGREEMENT.

Section 4.2 Limitation of Damages. EXCEPT IN THE CASE OF THIRD PARTY CLAIMS, NEITHER PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS OR REVENUE OR ANY DIMINUTION OF VALUE) RESULTING OR ARISING FROM THIS AGREEMENT, INCLUDING THE TRANSITION SERVICES, ANY PERFORMANCE OR NONPERFORMANCE OF THE TRANSITION SERVICES OR TERMINATION OF THE TRANSITION SERVICES REGARDLESS OF WHETHER SUCH DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, IN TORT (INTENTIONAL OR OTHERWISE), OR ANY OTHER LEGAL OR EQUITABLE THEORY, SUBJECT TO SECTION 4.4.

Section 4.3 Limitation of Liability. The maximum liability of Provider to, and the sole remedy of, Recipient for breach of this Agreement shall be an amount not to exceed the Fee scheduled to be paid by Recipient to Provider for the particular Transition Service that is the subject of such breach.

Section 4.4 Exclusions From Section 4.2 and 4.3. Neither the limitations of damages set forth in Section 4.2 nor the limitations of liability set forth in Section 4.3 shall apply to (i) a Party’s breach of Article VI (Confidentiality) or (ii) to a Party’s gross negligence, willful misconduct or actual fraud.

ARTICLE V

OWNERSHIP OF ASSETS

Section 5.1 Systems. Any information system, software, computer network, database or data file owned, licensed, leased or provided by or for Provider which is used by Provider or its suppliers on behalf of Provider in connection with provision of any Transition Service, each as modified, maintained or enhanced from time to time by Provider or any relevant Third Party (collectively, the “Systems”) shall remain the sole exclusive property of Provider. Except as provided for in Section 5.2 or in any Transaction Document, under no circumstances will Recipient obtain hereunder any ownership right or license (implied or otherwise) in or to (i) any custom development work performed hereunder by Provider, an Affiliate or Third Parties working at the direction of Provider, (ii) any intellectual property of Provider, or (iii) any Systems used in connection with the Transition Services not owned or licensed by Recipient as of the effective date of this Agreement.

Section 5.2 Intellectual Property. Except with respect to data and intellectual property exclusively created for Recipient as a Transition Service deliverable or as otherwise agreed to by the Parties, as between Provider, on the one hand, and Recipient, on the other hand, all right, title and interest in and to all data and intellectual property developed or provided by Provider in connection with its provision of Transition Services shall be owned exclusively by Provider.

Section 5.3 Other Assets. Except as provided in Section 5.1 and Section 5.2, all procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by a Party, an Affiliate or any relevant Third Party shall remain the property of such party and, except as otherwise provided herein, shall at all times be under the sole direction and control of such Party, Affiliate or Third Party.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Confidential Information. As used in this Agreement:

(a) “Provider Confidential Information” means information owned by or concerning Provider or its Affiliates disclosed in the course of performance of this Agreement, including the terms and conditions of this Agreement, except for:

(i) information that is or becomes generally publicly available (other than through disclosure in breach of this Agreement by Recipient or its Representatives), from and after the date of public availability;

(ii) information that is independently derived by the Recipient or its Representatives without use of or reference to Provider Confidential Information; or

(iii) information disclosed to the Recipient or its Representatives by a third party not known to be bound by any confidentiality agreement with or other contractual,

legal or fiduciary obligation of confidentiality to Provider or its Representatives; provided that (A) under the circumstances of disclosure, Recipient and its Representatives do not owe a duty of non-disclosure to such third party and (B) the disclosure by such third party is not otherwise unlawful.

(b) “Recipient Confidential Information” means information owned by or concerning Recipient disclosed in the course of performance of this Agreement, including the terms and conditions of this Agreement, except for:

(i) information that is or becomes generally publicly available (other than through disclosure in breach of this Agreement by Provider or its Representatives), from and after the date of public availability;

(ii) information that is independently derived by Provider or its Representatives without use of or reference to Recipient Confidential Information; or

(iii) information disclosed to Provider or its Representatives by a third party not known to be bound by any confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Recipient or its Representatives; provided that (A) under the circumstances of disclosure, Provider and its Representatives do not owe a duty of non-disclosure to such third party and (B) the disclosure by such third party is not otherwise unlawful.

Section 6.2 Non-Disclosure and Permitted Use. Provider and Recipient shall not, and shall cause their respective Affiliates and each of their and their Affiliates’ Representative not to, disclose to any other Person or use, except for purposes of this Agreement (and only in accordance with applicable laws), any information that is Provider Confidential Information or Recipient Confidential Information, respectively; provided that each Party may disclose Provider Confidential Information or Recipient Confidential Information, as the case may be (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement, (ii) in a regulatory or securities law filing if required to be included therein under applicable laws or, subject to Section 6.3, in response to any summons, subpoena or other legal process or formal or informal investigative demand or regulatory request issued by a Governmental Entity to such Party or its Representatives in the course of any litigation, investigation, inquiry or administrative proceeding, (iii) to enforce its rights under this Agreement, or (iv) with the prior written consent of Provider (in the case of disclosure by Recipient) or Recipient (in the case of disclosure by Provider).

Section 6.3 Compelled Disclosure. In the event that Provider, Recipient or any of their respective Representatives (such Person(s), collectively, the “disclosing party”) is required or requested by deposition, interrogatory, request for documents, subpoena, civil investigative demand, regulatory request or similar judicial, regulatory or administrative process to disclose any Provider Confidential Information or Recipient Confidential Information, as the case may be, the disclosing party shall provide Recipient or Provider, as the case may be (the “non-disclosing party”), with prompt prior written notice of such requirement so that the non-disclosing party may seek (at the non-disclosing party’s expense) a protective order or similar remedy to cause Provider Confidential Information or Recipient Confidential Information, as the

case may be, not to be disclosed. In the event that such protective order is not sought or other similar remedy is not timely obtained or the non-disclosing party waives compliance with the provisions of this Section 6.3, the disclosing party shall furnish only that portion of Provider Confidential Information or Recipient Confidential Information, as the case may be, that the disclosing party’s legal counsel has advised is required or requested, and shall exercise commercially reasonable efforts to obtain assurance that confidential treatment shall be accorded such disclosed Provider Confidential Information or Recipient Confidential Information, as the case may be, to the extent practicable under the circumstances.

Section 6.4 Survival. The obligations of the Parties and their respective Representatives under this Article VI shall remain in effect indefinitely following the expiration or termination of this Agreement. Nothing in this Article VI shall limit the obligations of confidentiality and non-use set forth in the Separation Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification by Recipient. Recipient shall indemnify, defend and hold harmless Provider, its Affiliates and Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Provider Indemnitees”) from and against any and all Third Party Claims (as defined below) relating to, arising out of or resulting from (a) the provision of the Transition Services by Provider or its designees in accordance with the terms of this Agreement or (b) any other breach of this Agreement by Recipient, in each case, except to the extent the Third Party Claims arise out of any breach by Provider of this Agreement or the gross negligence or willful misconduct of Provider in providing Transition Services hereunder. Provider shall take all commercially reasonable steps to mitigate any such claims upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the cause which gives rise to such claim.

Section 7.2 Indemnification by Provider. Provider shall indemnify, defend and hold harmless Recipient, its Affiliates, their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Recipient Indemnitees”) from and against any Third Party Claims relating to, arising out of or resulting from (a) gross negligence or willful misconduct on the part of Provider in providing the Transition Services or (b) any breach of this Agreement by Provider, in each case, except to the extent the Third Party Claims arise out of any breach by Recipient of this Agreement. Recipient shall take all commercially reasonable steps to mitigate any such claims upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the cause which gives rise to such claim.

Section 7.3 Indemnification Obligations Net of Insurance Proceeds. The Parties intend that any liability subject to indemnification pursuant to this ARTICLE VII will be net of insurance proceeds actually received, realized or recovered by an Indemnified Party. Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) will be reduced or offset by any insurance proceeds theretofore actually received, realized or recovered by or on behalf of the Indemnified Party in reduction of the related liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any liability and subsequently receives insurance proceeds in respect thereof, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the insurance proceeds had been received, realized or recovered before the Indemnity Payment was made.

Section 7.4 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnified Party shall receive notice or otherwise learn of the assertion by a third party of any claim or of the commencement by any such third party of any action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 7.1 or Section 7.2, such Indemnified Party shall give the Indemnifying Party written notice thereof within thirty (30) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party to give notice as provided in this Section 7.4(a) shall not relieve the relevant Indemnifying Party of its obligations under this Article VII, except to the extent that such Indemnifying Party is actually materially prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 7.4(a), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a Third Party Claim, such Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party.

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 7.4(b), such Indemnified Party may defend such Third Party Claim, at the cost and expense of the Indemnifying Party to the extent indemnifiable hereunder.

(d) No Party shall consent to entry of any judgment or enter into any settlement of a Third Party Claim without the consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned).

ARTICLE VIII

MANAGEMENT OF TRANSITION; DISPUTE RESOLUTION

Section 8.1 Management. The day to day management of the transition and the provision and receipt of individual Transition Services shall be the responsibility of the contact persons for each functional area named on Exhibit A or Exhibit B, as applicable (“Service Coordinators”).

Each Party shall also name a representative with appropriate authority to manage the overall coordination, provision and receipt of the Transition Services and to resolve disputes between the Parties (together, the “Management Representatives”). The initial Management Representatives are named on Exhibit C. Each Party shall have the right at any time and from time to time to replace its Service Coordinators and Management Representative by advising the other Party in writing of any change in accordance with Section 10.1 hereof. The Parties agree that all written communications relating to the provision of any Transition Service shall be directed to the Service Coordinators. Each Party may treat an act of a Service Coordinator or Management Representative on behalf of the other Party as an act authorized by such other Party.

Section 8.2 Dispute Resolution. Any and all disputes, controversies or claims, including any disputes regarding the enforceability of this Agreement, including this provision (each, a “Dispute”) arising under or relating to this Agreement shall be resolved in accordance with the terms of this Section 8.2. Either Party may notify the other of its intent to resolve a Dispute by delivering a written notice to the Service Coordinator of the other Party in accordance with Section 10.1. The written notice shall describe the Dispute in reasonable detail (including references to the sections of this Agreement that are at issue in such Dispute and, if any claim involves an allegation that the other Party has committed a material breach, reasons as to why the Party serving such notice believes such breach to be material) (“Initial Notice”). The Service Coordinators shall then meet and confer in good faith to attempt to resolve the Dispute. If the Dispute is not resolved within ten (10) days following the receipt of the Initial Notice, then either Party may, by a second notice to the other Party, submit such Dispute to the Management Representatives. The Management Representatives shall then meet and confer in good faith to attempt to resolve the Dispute. If the Management Representatives are unable to resolve the Dispute, within ten (10) days following referral of such Dispute to the Management Representatives, then the Parties agree that any Party shall have the right to submit such Dispute to a court of competent jurisdiction in accordance with Section 10.8. For avoidance of doubt, nothing contained in this Section 8.2 shall operate as a restriction on a Party’s rights to terminate this Agreement pursuant to Article IX.

Section 8.3 Equitable Remedies. Nothing contained in Section 8.2 shall restrict or limit any rights that a Party may have to seek injunctive relief (including specific performance) or other equitable relief.

ARTICLE IX

TERM AND TERMINATION

Section 9.1 Term.

(a) Term of Agreement. This Agreement shall commence on the date hereof and shall end on the earliest of: (i) the date all Transition Services have expired in accordance with the terms of this Agreement, (ii) the date all Transition Services have been terminated in accordance with the terms of this Agreement, or (iii) the date on which this Agreement is terminated (as a whole) pursuant to its terms.

(b) Term of Services. Provider shall provide each Transition Service beginning on the date hereof, or as otherwise set forth in Exhibit A or Exhibit B, as applicable, or agreed to by the Parties in writing, and continuing for a period equal to the service term set forth in Exhibit A or Exhibit B, as applicable, and any extension agreed to by the Parties in writing (the “Service Term”), unless sooner terminated in accordance with the provisions of this Agreement.

Section 9.2 Termination of Services.

(a) Termination of Particular Transition Services. Recipient may terminate its right to receive any particular Transition Service for any or no reason, by providing Provider with written notice of termination (the “Termination Notice”), not less than forty five (45) days (or such lesser number of days set forth in Exhibit A or Exhibit B, as applicable, with respect to a specific Transition Service) prior to the date on which services shall be terminated (the “Termination Date”) setting forth in reasonable detail the applicable Transition Services to be terminated (the “Terminated Services”) and the Termination Date for each Terminated Service. Upon such termination, Recipient’s obligation to pay for such Terminated Services beyond the Termination Date will terminate. Notwithstanding the foregoing, no Transition Service that is dependent on another Transition Service provided hereunder may be terminated unless both such Transition Services are terminated concurrently.

(b) Termination for Breach. If a Party materially breaches any of its obligations under this Agreement, and does not cure such default within thirty (30) days after receiving written notice thereof from the non-breaching Party, then the non-breaching Party may, at its option, terminate any Transition Service affected by such breach or this Agreement in its entirety by providing a Termination Notice to the breaching Party, for which termination the effective Termination Date shall be the date of receipt of such Termination Notice.

(c) Procedures on Termination of Services. Beginning on the Termination Date, Recipient shall not be obligated to pay any Fees or costs in connection with any Terminated Services other than Fees and reimbursable costs owed for such Terminated Services rendered but not paid for prior to the Termination Date. Any Termination Notice delivered pursuant to this Section 9.2 shall be irrevocable.

Section 9.3 Termination of the Transition Services Agreement. Any termination of this Agreement pursuant to this Section 9.3 shall be without prejudice to any rights or obligations of the Parties accruing prior to such termination, including the right to payment of unpaid Fees and reimbursable costs owing for Transition Services performed prior to termination.

(a) By Mutual Consent. This Agreement may be terminated by mutual consent of the Parties in writing at any time.

(b) Termination for Non-Payment. Provider may terminate this Agreement (to be effective immediately) if any Fees or other amounts due by Recipient hereunder fail to be timely paid in accordance with this Agreement or otherwise, except those amounts that are reasonably contested pursuant to the terms hereof, within thirty (30) days following written notice to Recipient by Provider of such failure.

(c) Bankruptcy Termination. This Agreement may be terminated by either Party upon at least thirty (30) days prior written notice if the other Party is declared insolvent or bankrupt, or makes an assignment for the benefit of creditors, or a receiver is appointed or any proceeding is demanded by, for or against the other under any provision of bankruptcy law.

Section 9.4 Procedures on Termination of the Agreement. Following any termination of this Agreement or termination of any Transition Services each Party will cooperate with the other Party, at the requesting Party’s expense, as reasonably necessary to avoid disruption of the ordinary course of the other Party’s and its Affiliates’ businesses. Termination shall not affect any right to payment for Transition Services provided, or expenses incurred in connection therewith, prior to termination.

Section 9.5 Survival. Section 2.10, Article III (with respect to Fees, reimbursable costs and Taxes attributable to periods prior to termination), and Article IV through Article X and shall survive any termination of this Agreement for the periods set forth in the applicable provisions, if any, or if none, indefinitely. Termination of this Agreement shall not relieve a Party of any liability that has accrued prior to the effective date of such termination.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered, delivered via electronic mail or facsimile or mailed by registered or certified mail (return receipt requested) to the Parties at the addresses specified in Section 10.6 of the Separation Agreement (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received.

Section 10.2 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.3 Entire Agreement. This Agreement, including the Exhibits hereto, and the Separation Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 10.4 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchases expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.

Section 10.5 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective Affiliates and shall not be deemed to confer upon any other Person (other than an Indemnified Party with respect to Article VII) any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 10.7 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 10.8 Governing Law Submission to Jurisdiction; Waivers.

(a) This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware applicable to contracts made and to be performed in the state of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Subject to Article VIII, all judicial proceedings brought against the Parties arising out of or relating to this Agreement, or any obligations hereunder, shall be brought in any state or federal court of competent jurisdiction in the state of Delaware. The Parties irrevocably (i) accept generally and unconditionally the exclusive jurisdiction and venue of these courts; (ii) waive any objections which such Party may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in clause (i) above and hereby further irrevocably waive and agree not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum; (iii) agree that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Party at their respective addresses provided in accordance with Section 10.6 of the Separation Agreement; and (iv) agree that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such Party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect.

(c) The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 10.9 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Exhibits and Schedules hereto; (d) references to “$”shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties thereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 10.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

PDL

PDL BioPharma, Inc.

By:
Name:
Title:

LENSAR

LENSAR, Inc.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]